EXHIBIT 99.1

SGS REPORTS 2011 RECORD REVENUE OF $379.3 MILLION AND RECORD NET INCOME OF $22.8 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales for 2011 were $379.3 million, an increase of $26.6 million, or 7.6% versus 2010 sales of $352.7 million. Sales in 2011 are an all-time record for SGS. Net income for 2011 was $22.8 million, also an all-time record for the company.

The increase in year-to-year sales was primarily driven by volume growth across our customer base, most notably with large consumer packaged goods companies. In addition to strong sales growth, revenue was positively impacted by $7.3 million due to acquisitions made during 2011. Revenue was also positively impacted by the weakening of the US Dollar versus the Canadian Dollar and the British Pound. The weakening of the US Dollar, as compared to the Canadian Dollar and British Pound, positively impacted sales by $2.7 million and $1.3 million, respectively. Weakening of the US Dollar versus other relevant currencies increased 2011 revenue by $0.2 million. Excluding the impact of acquisitions, sales in the United States increased by $8.7 million in 2011 versus 2010. After excluding the impact of currency fluctuations and the impact of acquisitions in Canada, 2011 sales in Europe and Canada increased by $3.2 million and $1.2 million, respectively, versus 2010 sales levels. Sales in other geographical locations combined for a net $2.0 million increase versus 2010. Gross margin percentage (exclusive of depreciation) in 2011 was 39.0% compared to 40.3% for 2010. The decrease is due to a combination of factors, including the cost of integrating the acquisitions made during 2011, and the costs incurred to increase productive capacity and support higher revenues. The gross margin percentage realized during 2010 was not sustainable in the long-term as we operated at a level above capacity for a significant portion of 2010. The investments we made to increase productive capacity resulted in a gross margin percentage for 2011 that we believe is more sustainable.

For the fourth quarter of 2011, sales increased by $10.2 million, or 12.0%, to $95.1 million versus $84.9 million for the same period in 2010. Most of the revenue increase was due to a broad based increase in volume across our customer base. Currency fluctuations negatively impacted sales by $0.3 million during the fourth quarter of 2011 versus the same quarter in 2010. Acquisitions increased sales by $2.8 million, or 3.3%, in the fourth quarter of 2011 compared to the fourth quarter of 2010. Excluding acquisitions and currency fluctuations, sales for the fourth quarter 2011 in the United States, Canada, and Europe increased by $2.5 million, $2.4 million, and $1.1 million, respectively, versus the fourth quarter 2010. Sales in other geographical locations combined for a net $1.7 million increase for the fourth quarter 2011 versus the fourth quarter 2010. Gross margin percentage (exclusive of depreciation) in the fourth quarter of 2011 was 37.8%, the same gross margin achieved in the fourth quarter of 2010.

Net income for 2011 improved $1.6 million to $22.8 million from the $21.2 million net income in 2010. The increase in net income was due to a significantly lower effective income tax rate of 29.7% in 2011 versus 41.9% in 2010. The lower effective income tax rate was due to a tax benefit of $1.6 million recorded in 2011 associated with the reversal of withholding taxes on intercompany interest accrued but unpaid. The reversal is the result of the company's election to repatriate intercompany interest income back to the United States for tax purposes and a corresponding reduction of the withholding tax rate from 25.0% to 0% on the intercompany interest accrued but unpaid. In addition, a tax benefit of $1.2 million was recorded in 2011 related to revised estimates for state tax liabilities in the United States. After excluding these non-recurring income tax benefits, our effective income tax rate would have been 38% for 2011. We expect our effective income tax rate to be between 38% and 40% in future years.

Net income for the fourth quarter of the year was $4.6 million. This was an increase of $2.9 million compared to net income of $1.7 million in the same period in 2010. The increase was primarily due to the revenue growth, and a resulting increase in income from operations, achieved in the fourth quarter of 2011.

EBITDA (a non-GAAP measure) decreased by $4.1 million from $88.3 million for 2010 to $84.2 million for 2011. Included in these EBITDA figures are integration and consolidation costs, costs for a one-time legal settlement, acquisition expenses, and management fees totaling $7.1 million in 2011 and $2.0 million in 2010. EBITDA in the fourth quarter of 2011 increased by $4.1 million, from $17.9 million in 2010 to $22.0 million in 2011. Included in the fourth quarter 2011 EBITDA are costs of $0.5 million related to integration and consolidation costs, acquisition expenses, and management fees. This compares to $0.6 million of such costs during the fourth quarter of 2010. The reconciliation of the non-GAAP measure, EBITDA, to a GAAP measure, net income, is as follows:

	Quarter Ended 12/31/11 (in millions)	Quarter Ended 12/31/10 (in millions)	Year Ended 12/31/11 (in millions)	Year Ended 12/31/10 (in millions)
Revenue	$ 95.1	$ 84.9	$ 379.3	$ 352.7

Net income	4.6	1.7	22.8	21.2

Add:
Depreciation and amortization	6.7	6.3	24.7	23.9
Amortization recorded through net sales	0.2	0.2	0.8	0.7
Other expense	0.3	0.2	0.1	0.6
Interest expense	6.4	6.6	26.2	26.6
Income tax provision	3.8	2.9	9.6	15.3

EBITDA	$ 22.0	$ 17.9	$ 84.2	$ 88.3

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are very pleased with our results for 2011. We had significant organic revenue growth, and set company records for revenue and net income. We also made strategic acquisitions which position us well for the future."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Thursday, March 22, 2012. Please dial (1-866-259-7123) in the USA or (1-703-639-1220) internationally to access the call. The conference ID number is 240349.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.